Exhibit 99.1

Press Release

COUNCIL BLUFFS, IOWA-- May 11, 2010-- On May 11, 2010, Southwest Iowa Renewable Energy, LLC ("SIRE") announced its financial results for the second fiscal quarter ending March 31, 2010.  SIRE reported a net loss of $742,851, or $56.54 per unit, compared to a net loss of $4,368,165, or $332.46 per unit, during the same period in 2009.  Revenues totaled $51,977,147 for SIRE's second fiscal quarter compared to $11,925,655 for the same period in 2009.  For the three months ended March 31, 2010, 83% of revenues were earned from the sale of denatured ethanol with the remaining 17% of revenues earned from the sale of dry distiller's grains.  In the prior three month period ending December 31, 2009, 85% of revenues were earned from the sale of denatured ethanol and 15% via sale of dry distiller's grains.

Cash and cash equivalents increased from $7,455,084 on September 30, 2009 to $8,186,923 on March 31, 2010.  Similarly, inventory increased from $4,913,675 on September 30, 2009 to $11,918,270 as of March 31, 2010.  The increase of cash and cash equivalents and inventory, as well the build up of other current assets, resulted in a current ratio improvement from 0.97 to 1.07 for the three months ending on March 31, 2010.  As of March 31, 2010, SIRE has $9.25 million available on its committed lines of credit as compared to $7.72 million as of September 30, 2009.

Brian Cahill, SIRE’s General Manager and CEO stated: “With the quarter ending March 31, 2010, we have concluded our first full year of operations and are looking forward to increasing our ethanol production to the 115 million gallon per year level.  As one element of increasing production capacity, we are looking forward to completion of an upgraded water clarifier unit in late June.   With ethanol margins compressing during our second quarter ending in March, we continued our focus on our risk management strategy to counteract the compression.   We also expect passage of the proposed E15 waiver, if adopted this year, would have a positive effect on ethanol demand for the rest of 2010.”

Subsequent to the end of the quarter, SIRE filed a registration statement with the Securities and Exchange Commission on April 14, 2010 to register up to $10,000,000 in subordinated convertible notes.  The proceeds of the offering will be used to pay off existing outstanding debt.

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, and corn syrup in the continental United States.  SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico, and the Pacific Rim.

This press release contains certain historical and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report to Unitholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the high risk nature of SIRE’s operations, the effects of general economic conditions on SIRE and the ability to obtain future funding, any failure to achieve annual objectives, changes in prevailing market interest rates, and contractions in the markets for ethanol.  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

The following are condensed statements of operations for SIRE:

	Three Months Ended March 31, 2010 (Unaudited)	Three Months Ended March 31, 2009 (Unaudited)

Revenues	$51,977,147	$11,925,655

Cost of Goods Sold	49,372,349	14,340,434

Gross Margin	2,604,798	(2,414,779)

Selling, General, and Administrative Expenses	1,358,410	1,299,356

Operating Income (Loss)	1,246,388	(3,714,135)

Other Income (Expense)
Realized and unrealized losses on derivative financial instruments Interest income	13,220	-19,246
Grant revenue	-	49,252
Interest expense	(2,113,260)	(728,468)
Miscellaneous income	110,801	5,940
Total	(1,989,239)	(654,030)

Net (Loss)	$(742,851)	$(4,368,165)

Weighted Average Units
Outstanding—Basic & Diluted	13,139	13,139
Net (loss) per unit –basic & diluted	$(56.54)	$(332.46)

The following table shows SIRE's results of operations stated as a percentage of revenue:

		Three Months Ended March 31, 2010 (Unaudited)(1)
		Amounts		% of Revenues	Gallons
Income Statement Data
Revenues	$51,977,147	100%		$1.89
Cost of Goods Sold			49,372,349	95%	1.80
Gross Margin			2,604,798	5%	0.09
Selling, General and Administrative Expenses			1,358,410	2%	0.05
Other (Expense)			(1,989,239)	(4%)	(0.07)
Net Loss	$(742,851)	(1%)		$(0.03)

Below are condensed balance sheets:

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets
ASSETS	March 31, 2010	September 30, 2009
	(Unaudited)
Current Assets
Cash and cash equivalents	$8,186,923	$7,455,084
Accounts receivable	143,996	1,831,722
Accounts receivable, related party	16,219,977	12,396,172
Due from broker	2,748,162	2,108,267
Inventory	11,918,270	4,913,675
Derivative financial instruments	1,750,912	263,688
Prepaid expenses and other	1,084,162	439,431
Total current assets	42,052,402	29,408,039

Property, Plant, and Equipment
Land	2,064,090	2,064,090
Plant, Building and Equipment	198,393,532	197,435,327
Office and Other Equipment	703,969	680,145
Total Cost	201,161,591	200,179,562
Accumulated Depreciation	(19,135,774)	(9,600,217)
Net property and equipment	182,025,817	190,579,345

Other Assets
Financing costs	2,171,728	2,382,317
Total Assets	$226,249,947	222,369,701

LIABILITIES AND MEMBERS’ EQUITY	March 31, 2010	September 30, 2009
	(Unaudited)
Current Liabilities
Accounts payable	$2,117,469	$1,351,156
Accounts payable, related parties	6,212,962	4,297,990
Retainage payable, related parties	272,770	697,770
Accrued expenses	2,498,443	1,704,014
Accrued expenses, related parties	4,039,435	4,023,231
Current maturities of notes payable	24,256,411	18,215,803
Total current liabilities	39,397,490	$30,289,964
Long Term Liabilities
Notes payable, less current maturities	128,018,176	130,897,350
Other	750,004	800,002
Total long term liabilities	128,768,180	131,697,352
Commitments and Contingencies
Members’ Equity
Members’ capital	76,474,111	76,474,111
Accumulated (deficit)	(18,389,834)	(16,091,726)
Total members’ equity	58,084,277	60,382,385
Total Liabilities and Members’ Equity	$226,249,947	222,369,701

Contact:
Karen Kroymann, Controller
Southwest Iowa Renewable Energy, LLC
712.366.0392